EXHIBIT 4.1

                    HUBCO, INC. RESOLUTIONS TO BE ADOPTED
                          BY BOARD OF DIRECTORS AT
                    MEETING TO BE HELD ON           , 1994

     RESOLVED, a series of Cumulative Convertible Preferred Stock designated "Series A Preferred Stock" be hereby established by amending the Certificate of Incorporation to add Section C to
Article V as follows:

                                  ARTICLE V

                      SECTION C-SERIES A PREFERRED STOCK

     (C) The Series A Preferred Stock, shall have a stated value of $24.00 per share, and the shares therefore, when issued for such amount, shall be fully paid and non-assessable. The Series A
Preferred Stock shall consist of [        ] shares, which number
may be increased (but only in connection with a stock split or stock dividend) or decreased from time to time (but not below the number thereof then outstanding) by the Board of Directors. Upon the reacquisition of any of the Series A Preferred Stock, through redemption, conversion or otherwise, such reacquired Shares shall be canceled and shall become part of the authorized and unissued Preferred Stock, but shall not be authorized and unissued Series A Preferred Stock. The rights, preferences and limitations of the Series A Preferred Stock are as follows:

          (a) Rank. The Series A Preferred Stock shall be senior to any other class or series of Preferred Stock in respect of (1) payment of dividends, (2) payment upon dissolution, liquidation or winding up and (3) redemption.

          (b) Dividends. The holders of Series A Preferred Stock, in preference to the holders of the Common Stock and any other class or series of Preferred Stock, shall be entitled to receive, when as, and if declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends at the annual rate per share as specified below, and no more, payable in quarter-annual installments on the 15th day of February, May, August and November in each year, from the date of issuance. The annual dividend rate shall be set on [Insert date which is two days prior to the Closing Date, as defined in the Agreement and Plan of Merger] and on each anniversary thereof (each a "Reset Date"), based upon the Average Market Price of the Common Stock of the Company in the twenty (20) consecutive business days ending two days immediately preceding the Reset Date. Market Price shall be determined in accordance with subparagraph (e)(iii). The annual dividend rate shall be set as follows:

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     Average Market Price          Annual Dividend Rate For
     of Common Stock               Series A Preferred Stock
     --------------------          ------------------------

     $24.00 or more                          $1.00
     $23.00 to $23.99                        $1.10
     $22.00 to $22.99                        $1.20
     $21.00 to $21.99                        $1.32
     $20.00 to $20.99                        $1.44
     $19.00 to $19.99                        $1.56
     Less than $19.00                        $1.68

     The Average Market Price of the Common Stock listed in the table shall be adjusted appropriately each time the Conversion Ratio is required to be adjusted under subparagraph (e)(iv) and in the same proportion as the Conversion Ratio is adjusted. Without limiting the foregoing, the Average Market Price of the Common Stock listed in the chart shall be reduced to reflect stock splits and stock dividends effected with respect to the Common Stock. The Corporation shall notify by regular mail the holders of record of the Series A Preferred Stock of the new dividend rate each time the rate is reset. When the dividend rate is reset and each time the Average Market Price of the Common Stock is required to be adjusted due to a change in the Conversion Ratio, the Corporation shall promptly file with the Transfer Agent for the Series A Preferred Stock a statement signed by the Chairman of the Board, President or Vice President of the Corporation and by its Treasurer or its Secretary showing in detail the facts requiring such an adjustment and shall exhibit the Statement to any holder of Series A Preferred Stock desiring to inspect the Statement. For the purpose of this paragraph (b), if the dividend rate changes in a quarter-annual installment period, the amount paid in such installment period shall be determined assuming that dividends accrue daily and that the new rate was effective on and after the Reset Date. If the dividends on the Series A Preferred Stock for any quarter-annual dividend period shall not have been paid or declared for payment to the holders of Series A Preferred Stock by the last day of such quarter annual dividend period, the aggregate deficiency shall be cumulative and shall be fully paid or declared and set apart for payment before any cash dividends or other distribution shall be paid or set apart for payment to the holders of the Common Stock or any other class or series of Preferred Stock of the Corporation. Accumulations of dividends on the Series A Preferred Stock shall not bear interest.

          (c) Liquidation Preference. Upon the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation $24.00 per share, together with cumulative dividends accrued and unpaid to the date of payment of such $24.00 distribution preference, and no more, before any amount shall be paid to, or distributed among the holders of Common Stock or any other class or series of Preferred

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Stock.  For the purpose of this paragraph (c), dividends shall be deemed to accrue on a daily basis. The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up for purposes of this paragraph (c).

          (d)  Redemption.

               (i) Option to Redeem. The Corporation shall not redeem any other class or series of Preferred Stock unless and until all shares of the Series A Preferred Stock have been redeemed. Outstanding shares of Series A Preferred Stock may be redeemed, as a whole (or in part but only with the consent of the holder of the Shares to be redeemed) at the option of the Corporation by vote of its Board of Directors at any time from and after the date on which the market price (as defined in subparagraph (e)(iii)) for the Corporation's Common Stock is $24.00 or more for 20 consecutive business days. If less than all the outstanding shares of the Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be determined in such manner as the Board of Directors may prescribe. The redemption price for shares of the Series A Preferred Stock shall be $24.00 per share, plus all accrued and unpaid dividends through the date fixed for redemption. For the purpose of this paragraph (d), dividends shall be deemed to accrue on a daily basis.

               (ii) Notice. Written notice of redemption shall be given to each holder of record of the shares of Series A Preferred Stock to be redeemed, by mailing a notice of redemption to such holder by first class mail, at such holder's address as it shall appear on the stock books of the Corporation, in each case at least 15 days and not more than 45 days prior to the date fixed for redemption; provided however, if fewer than 25 days prior notice is given to holders, then at least one follow-up written notice must be sent to holders who have not converted by 7 days prior to the redemption date. Each such notice shall specify the shares of stock to be redeemed, the redemption price, the date fixed for redemption, the place for payment of the redemption price and for surrender of the certificate or certificates representing the shares to be redeemed, and if less than the total number of shares held by such holder are to be redeemed, the number of shares of such holder to be redeemed. No defect in such notice nor any defect in the mailing thereof shall in and of itself affect the validity of the proceedings for redemption, except as to any holder to whom the corporation has failed to mail such notice, or as to whom the notice was defective.

               (iii) Deposit of Redemption Funds. If notice of redemption shall have been given as herein provided and if, on or

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before the date fixed for redemption, the redemption price shall have been provided and set aside by the Corporation with a bank with trust powers for the pro rata benefit of the holders of the shares so called for redemption, then, from and after the date fixed for redemption, the shares of Series A Preferred Stock called for redemption shall no longer be deemed outstanding, the dividends thereon shall cease to accumulate, and all rights with respect to such shares shall forthwith cease. The only right of the holders of the redeemed shares after such date shall be the right to receive the redemption price for the shares called for redemption, without interest. If the Board of Directors designates a bank with trust powers as a depository of the funds to be used for redemption and as agent of the Corporation for the giving of the notices of redemption, the receipt of the shares and the payment of the redemption price, the acts of such designated agent on behalf of the Corporation shall have the same effect as if all such acts were done by the Corporation.

          Any monies deposited by the Corporation with such designated bank which shall not be required for the redemption of shares because of the conversion of such shares subsequent to the date of deposit, shall be promptly repaid to the Corporation. Any other monies so deposited by the Corporation with a designated bank and unclaimed at the end of one year from the date fixed for redemption shall be repaid to the Corporation upon its request, after which the holders of the shares called for redemption shall look only to the Corporation for payment of the redemption price.

          The Corporation may use one of its subsidiary banks with trust powers as the depository and agent for such redemption.

               (iv) No Sinking Fund. The Corporation shall not be obligated to make payments into or to maintain any sinking fund for the Series A Preferred Stock.

          (e)  Conversion.

               (i) Conversion Privilege. The holder of any shares of Series A Preferred Stock at any time prior to the date fixed for redemption as provided in paragraph (d), shall have the right to surrender the certificates evidencing such shares and receive, in conversion of each share of Series A Preferred Stock, one share (the "Conversion Ratio") of the Common Stock, no par value of the Corporation.

               (ii) Manner of Exercising Conversion Privilege. The conversion privilege may be exercised at any time including from and after the date on which a notice of redemption was given and prior to the close of business on the last day before the date of redemption stated in the notice. To exercise the conversion privilege, the holder of Series A Preferred Stock shall surrender the certificates representing the shares to be converted at the

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office of the Transfer Agent of the Corporation and shall give written notice to the Corporation at such office that the holder elects to convert such shares. Such certificates shall be duly endorsed or assigned to the Corporation, or in blank. Conversion shall be deemed to have been effected immediately prior to the close of business on the date upon which such surrender is made, and such date is referred to in this paragraph (e) as the "Conversion Date." On the Conversion Date or as promptly thereafter as practicable, the Corporation shall deliver to the holder of the stock surrendered for conversion, or as otherwise directed by him in writing, a certificate for the number of full shares of Common Stock deliverable upon conversion of such Series A Preferred Stock and, if applicable, a check in respect to any fraction of a share as provided in subparagraph (e) (iii).

               (iii) Cash Adjustment for Fractional Share Upon Conversion. The Corporation shall not deliver fractional shares of Common Stock upon conversion of shares of Series A Preferred Stock. In lieu of any fractional share of Common Stock that would otherwise be deliverable upon conversion, the Corporation shall pay an amount in cash equal to the current market value of the fractional share, computed on the basis of the market price on the last business day before the Conversion Date. For purposes of this section, the "market price" on any business day shall be the closing price per share of Common Stock in the NASDAQ National Market System or, if the shares of Common Stock are listed or admitted to trading on any national securities exchange, the reported closing price per share of Common Stock on such exchange on such day.

               (iv)  Adjustment of Conversion Ratio.  The
Conversion Ratio of the Series A Preferred Stock shall be adjusted from time to time as follows:

          (A) If at any time while any of the Series A Preferred Stock is outstanding the Corporation shall (i) pay a dividend on its Common Stock in shares of its capital stock, including Common Stock and Preferred Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine the outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Common Stock any shares of stock of the Corporation, the Conversion Ratio in effect immediately prior thereto shall be adjusted so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation which he would have owned or have been entitled to receive after the happening of any of the events described above had such share of

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               Series A Preferred Stock been converted immediately
               prior to the happening of such event. An adjustment made pursuant to this subparagraph (e) (iv) (A) shall become effective in the case of a dividend immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such dividend, and shall become effective in the case of a subdivision, combination or reclassification immediately after the opening of business on the day following the day when such subdivision, combination, or reclassification becomes effective.

          (B) If while any of the Series A Preferred Stock is outstanding, the Corporation shall issue rights or warrants ratably to the holders of shares of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the market price per share of Common Stock on the record date for the determination of shareholders entitled to receive such rights and warrants, the Conversion Ratio in effect immediately before that record date shall be adjusted as of the day following that record date so that it shall equal the ratio determined by multiplying the Conversion Ratio in effect immediately before that record date by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on that record date plus the number of shares of Common Stock offered for subscription or purchase and the denominator shall be the number of shares of Common Stock outstanding on that record date plus the number of shares of Common Stock that the aggregate offering price of the total number of shares so offered would purchase at such current market price per share of Common Stock. To the extent that such rights or warrants are not exercised before the expiration thereof, the Conversion Ratio shall be readjusted as of the close of business on the expiration date to the Conversion Ratio that would then be in effect based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants.

          (C) If the Corporation shall distribute, to all holders of shares of its Common Stock, evidences of its indebtedness or of its assets (excluding cash distributions made out of current or retained earnings) the Conversion Ratio in effect immediately before the record date for the

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               determination of shareholders entitled to receive
               such distribution shall be adjusted immediately after the opening of business on the day following that record date so that it shall equal the ratio determined by multiplying the Conversion Ratio in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding on that record date multiplied by such current market price per share on that record date, and of which one denominator shall be determined by subtracting the aggregate face value of evidences of indebtedness or the aggregate fair market value of evidences of its assets from an amount equal to the total number of shares of Common Stock outstanding on such record date multiplied by the current market price per share of Common Stock on that record date.

          (D) For the purpose of any computation under subparagraphs (e) (iv) (B) and (C) above, the current market price per share of Common Stock at any date shall be deemed to be the average of the market prices for the thirty consecutive business days terminating fifteen calendar days before the day in question. The market price for each day shall be determined as provided in subparagraph (e)
               (iii) hereof.

          (E) No adjustment in the Conversion Ratio for the Series A Preferred Stock shall be made if, at the same time that the Corporation takes an action with respect to the Common Stock that would otherwise require adjustment under subparagraphs (A) through (C) above, the Corporation shall take the same action with respect to the Series A Preferred Stock in the same proportion as if each share of Series A Preferred Stock had been converted into shares of Common Stock at the then applicable Conversion Ratio immediately before the record date for the determination of holders of Common Stock entitled to receive the dividends, rights, warrants, or distributions.

          (F) Except as herein otherwise provided, no adjustment in the Conversion Ratio shall be made by reason of the issuance of shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, or any securities carrying the right to purchase any of the foregoing or for any other reason whatsoever.

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          (G)  No adjustment in the Conversion Ratio shall be
               required unless such adjustment would require an increase or decrease of at least one percent (1%) of such Ratio; provided, however, that any adjustments which by reason of this subparagraph (e) (iv) (G) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subparagraph (e) (iv) shall be made to the nearest hundredth of a share.

          (H) Whenever the Conversion Ratio is adjusted as provided in this subparagraph (e) (iv), the Corporation shall promptly file with the Transfer Agent for the Series A Preferred Stock a statement signed by the Chairman of the Board, President or Vice President of the Corporation and by its Treasurer or its Secretary showing in detail the facts requiring such adjustment and shall exhibit the statement to any holder of Series A Preferred Stock desiring to inspect the statement. In addition, with respect to adjustments made while any Series A Preferred Stock is outstanding, the Corporation shall state to the Transfer Agent and in the next quarterly and annual report that an adjustment has been effected and give the adjusted Conversion Ratio in the Corporation's next quarterly and annual report to shareholders. Such quarterly and annual report shall be mailed to all holders of record of the Series A Preferred Stock on the record date used for mailing such quarterly and annual report to holders of Common Stock.

               (v) Effect of Consolidations, Mergers or Sales on Conversion Privilege. If at any time while any shares of the Series A Preferred Stock are outstanding, the Corporation is consolidated or merged with or into any other corporation or sells or conveys all or substantially all of its assets, and pursuant to the provisions of the New Jersey Business Corporation Act or the Corporation's certificate of incorporation the approval of the holders of the Common Stock of the Corporation is required for such transaction, then such transaction shall also require for approval the affirmative vote of a majority of the outstanding Series A Preferred Stock, voting as a separate class. Notwithstanding the foregoing, the Corporation shall be entitled to redeem the Series A Preferred Stock pursuant to the provisions of paragraph (d) prior to or simultaneously with the consummation of any such transaction and if such redemption does take place, the consent of the holders of the Series A Preferred Stock shall not be required and if any vote upon such a transaction by the holders of Series A Preferred Stock has been taken, such vote shall be disregarded.

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               (vi)  Notice of Certain Transactions Required.  In
addition to any other notice required by this Article V, if at any time while Series A Preferred Shares are outstanding the Corporation shall (i) declare a dividend (or any other distribution) on its Common Stock other than a cash dividend out of current retained earnings or surplus; or (ii) authorize the issuance to all holders of its Common Stock of rights or warrants to subscribe for or purchase shares of its Common Stock or of any other subscription rights or warrants; or (iii) reclassify its Common Stock (other than through a subdivision or combination or by changing the par value); or (iv) take any other action which requires the Conversion Ratio to be adjusted under paragraph (e)
(iv); or (v) become a party to any consolidation or merger or sell or transfer all or substantially all of the assets of the Corporation, then the Corporation shall notify by regular mail the holders of record of the Series A Preferred Shares at least 15 days prior to the appropriate record date. The notice shall briefly describe the transaction and state (i) the record date which will be used for the purpose of determining which holders will receive such dividend or distribution, of rights or warrants, or (ii) the date on which any such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the record date as of which it will be determined which holders shall be entitled to exchange their Common Stock for securities or other property delivered upon such reclassification, consolidation, merger, sale or transfer. The Corporation shall mail a notice of all meetings of shareholders (and any accompanying proxy statement) to the holders of Series A Preferred Stock at the same time the notice (and proxy statement) is mailed to holders of Common Stock and shall mail all other notices and financial statements to the holders of Preferred Stock at the same time such notices and financial statements are mailed to holders of Common Stock. If any action is taken by means of consent, notice of such action by consent shall be sent to the holders of Series A Preferred Stock at least 20 days prior to the effective date of such consent. Failure to give or receive the notice required by this subparagraph (e)
(vi) or any defect therein shall not affect the legality or validity or any such dividend, distribution, right or warrant or other action but such failure shall not affect the rights of the holders of Series A Preferred Stock to obtain an appropriate remedy on account of such failure.

               (vii) Corporation to Reserve Stock for Conversion. As long as any Series A Preferred Stock remains outstanding, the Corporation shall reserve out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series A Preferred Stock.

          (f)  Voting Rights.

               (i) Except as otherwise required by the New Jersey Business Corporation Act and as otherwise provided in subparagraph

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(e) (v) and in this paragraph (f), the holders of Series A
Preferred Stock shall have no voting rights.

               (ii) Any other provisions herein notwithstanding, if at any time the Corporation shall have failed to pay for 2 quarters, whether or not consecutive, the full quarter-annual dividends payable on the Series A Preferred Stock, the holders of the Series A Preferred Stock shall have the right, voting as a separate class, to elect a total of two directors to the class of directors elected at the next annual meeting of shareholders (the "Preferred Directors"). A dividend default with respect to the Series A Preferred Stock, giving rise to the right to elect the Preferred Directors, shall be deemed to continue to exist until all accrued dividends on all outstanding shares of the Series A Preferred Stock shall have been paid to the end of the past preceding quarterly dividend period.

          (A)  Subject to the limitations set forth in subparagraph
               (B) below, the Preferred Directors shall be elected to a term of office the same as the term of office of the other directors in the class to which they are elected. At each subsequent annual meeting of shareholders at which directors of such class are elected, until all dividends in default on the Series A Preferred Stock shall have been paid or declared and set apart for payment, the holders of Series A Preferred Stock shall have the right to vote for the election of Preferred Directors in the manner described in this subparagraph (ii).

          (B) The Preferred Directors shall hold office only until the first meeting of shareholders following the payment, or the declaration and setting apart for payment, of all dividends in default on the Series A Preferred Stock, notwithstanding that the term of the other directors in the class to which they are a member does not expire at the time of such meeting. The successors to the Preferred Directors shall be elected by the shareholders at such meeting to a term of office which shall expire at the same time as the term of office of the other directors in the class to which they are elected.

          (C) At any meeting of shareholders held while holders of Series A Preferred Stock have the voting power to elect Preferred Directors, the holders of a majority of the then outstanding Series A Preferred Stock who are present in person or by proxy shall be sufficient to constitute a quorum for the election of the Preferred Directors as herein provided.

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          (D)  Any vacancy caused by the death, resignation, or
               removal of a Preferred Director may be filled by the remaining Preferred Director, or if there is no remaining Preferred Director, by a majority of the holders of Series A Preferred Stock. In the event there is no remaining Preferred Director to fill a vacancy, a holder(s) of 10% or more of the outstanding Series A Preferred Stock shall have the right to require the Corporation to hold a meeting of shareholders within 20 days (or such greater time as shall be required by law) to fill the vacancy, unless when so requested a shareholders' meeting is scheduled to occur in 60 days or less. Any Preferred Director so elected shall hold office until the next annual meeting of shareholders, at which time the holders of the Series A Preferred Stock shall elect a Preferred Director to fill the vacancy if the term of office of the Preferred Director who was replaced does not expire at the time of such meeting.

               (iii)  While any Series A Preferred Stock is
outstanding, the amendment of any provision of this Section C of
Article V of the Certificate of Incorporation (except amendments relating to a stock split or reduction in the authorized shares of the series that the New Jersey Business Corporation Act authorizes the Board of Directors to adopt without shareholder approval) shall require the affirmative vote of a majority of the outstanding Series A Preferred Stock.

               (iv) On any matter on which the holders of Series A Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held. The holders of Series A Preferred Stock shall vote only as a separate class; their votes shall not be counted together with the holders of the Common Stock or any other class or series of Preferred Stock as a single class.















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